                                                                  Exhibit No. 99

                         INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Shareholders of TRC Companies, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of TRC Companies, Inc. and subsidiaries (the Corporation) as of December 31, 2002, and the related condensed consolidated statements of income and cash flows for the three-month and six-month periods then ended December 31, 2002. These financial statements are the responsibility of the Corporation's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

The accompanying condensed financial statements as of June 30, 2002, and for the three-month and six-month periods ended December 31, 2001, were not audited or reviewed by us and, accordingly, we do not express an opinion or any other form of assurance on them.


/s/ Deloitte & Touche LLP
--------------------------------
Costa Mesa, CA
February 4, 2003